Exhibit 99

FOR IMMEDIATE RELEASE

December 21, 2015

THE EASTERN COMPANY ANNOUNCES RETIREMENT OF LEONARD F. LEGANZA
AS CHAIRMAN, PRESIDENT AND CEO

James A. Mitarotonda to Succeed Mr. Leganza as Chairman of the Board

August Vlak to Serve as President and Chief Executive Officer

NAUGATUCK, CT – The Eastern Company (NASDAQ:EML) (the “Company”) today announced that Leonard F. Leganza will retire from his positions as the Chairman of the Board, President and Chief Executive Officer of the Company, effective when the term of his employment agreement expires on December 31, 2015. Mr. Leganza will remain as a member of the Board of Directors until the expiration of his term as a director at the 2017 Annual Meeting of Shareholders.

Mr. Leganza, 85, has been the President and CEO of the Company since April of 1997 and Chairman of the Board since December 2006. He has also served as a Director of the Company for more than 35 years, from 1980 through the present. He is a Certified Public Accountant who practiced with the firm Ernst & Ernst (now Ernst & Young) for several years. He also served as a Director, Executive Vice President and Chief Financial Officer of Scovill, Inc., a NYSE company, for twenty years.

The Company also announced that its Board of Directors has appointed James A. Mitarotonda to serve as Chairman of the Board and August (Gus) Vlak to serve as President and Chief Executive Officer, effective January 1, 2016.

Mr. Mitarotonda, 61, is the Chairman, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm. He currently serves as a director of A. Schulman, Inc., OMNOVA Solutions Inc., The Pep Boys - Manny, Moe & Jack and Barington/Hilco Acquisition Corp.  He is a former director of a number of publicly traded companies, including The Jones Group Inc., Griffon Corporation, Gerber Scientific, Inc., Register.com, Inc. and Ameron International Corporation. Mr. Mitarotonda received an M.B.A. from New York University’s Graduate School of Business Administration (now known as the Stern School of Business) and a B.A. in Economics from Queens College, where he now serves as a member of the Board of Trustees.

Mr. Vlak, 49, has been a management consultant and, most recently, a Senior Advisor to Barington Capital Group, L.P. He was previously a Partner at Katzenbach Partners, a Senior Advisor at Booz & Company, a consultant at McKinsey & Company and an investment banker at Lehman Brothers, and has worked in Cleveland, New York, Hong Kong and London. Mr. Vlak’s consulting work focused on growth strategy and operational performance improvement at more than 50 companies − including leading domestic and global industrial enterprises − where he has worked directly with numerous senior management teams and boards of directors. He received an MBA from Stanford University and a B.A. in Economics from Amherst College.

Mr. Mitarotonda stated, “On behalf of the entire Board, we would like to thank Len for his many years of dedicated service to Eastern. Among other things, Len has helped bring stability and a disciplined culture of cost control to the Company. We are extremely grateful for all his contributions and also look forward to working with Eastern’s talented team of professionals to build upon what he has established.”

“It has been a privilege to lead Eastern and work with its dedicated employees,” stated Mr. Leganza.  “However, after more than 35 years with the Company, including 18 years as its CEO, it is time for a new generation of leadership. I am thoroughly impressed by the skills, insights and ideas that Gus Vlak will bring to Eastern, and am confident that the Company will thrive under his leadership. I also know that the Eastern Board will also be in good hands with Jim Mitarotonda as Chairman. He is an experienced public company director who is dedicated to building long-term value for the benefit of the shareholders of Eastern. I look forward to continuing a relationship with Gus and Jim as a director of the Company.”

About the Company

The Eastern Company is a 157-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from 13 locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets. More information on the Company can be found at www.easterncompany.com

Safe Harbor for Forward-Looking Statements

Statements in this document about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company

Leonard F. Leganza or John L. Sullivan III, 203-729-2255